Exhibit T3A-19

CERTIFICATE OF INCORPORATION

OF

SPRAGUE PAPERBOARD, INC.

1. The name of the Corporation is Sprague Paperboard, Inc. (hereinafter referred to as the “Corporation”).

2. The registered office of the Corporation in the State of Connecticut is located at One Commercial Plaza, Hartford, Connecticut 06103. The name of its registered agent at that address is CT Corporation System.

3. The purpose of the Corporation is to engage in the manufacture and sale of clay coated, recycled box board and uncoated box board and any one or more lawful acts or activities in which a corporation which is organized under the Connecticut Business Corporation Act, as the same may be amended from time to time, or any successor act, may engage.

4. The total number of shares of capital stock which the Corporation shall have authority to issue is One Thousand (1,000) shares, of which One Thousand (1,000) shall be shares of Common Stock, without par value (“Common Stock”). The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law on all matters submitted to a vote at any meeting of shareholders. The holders of the Common Stock shall be entitled to receive (a) when and as declared by the Board of Directors, out of any funds of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors; and (b) the net assets of the Corporation upon dissolution.

5. The name and address of the sole incorporator are as follows:

Brain R. Haskell

LeBoeuf, Lamb, Greene & MacRae, L.L.P.

Goodwin Square, 225 Asylum Street

Hartford, Connecticut 06103

6. The business of the Corporation shall be managed under the direction of the Board of Directors except as otherwise provided by law. The number of directors which shall constitute the whole Board of Directors and the length of their term of service shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation. The phrase “whole Board”

and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies.

7. The Board of Directors may make, alter or repeal the Bylaws of the Corporation, provided, however, that any provision of the Bylaws adopted or required to be adopted pursuant to the Connecticut Business Corporation Act by the shareholders of the Corporation may only be made, altered or repealed by the shareholders of the Corporation.

8. The directors of the Corporation shall be protected from personal liability to the fullest extent permitted from time to time under Connecticut law, including, without limitation, the Connecticut Business Corporation Act as the same may be amended or supplemented, and, accordingly, unless and until the relevant provisions of the Connecticut Business Corporation Act are amended or supplemented to further limit or extend the ability of the Corporation to limit the personal liability of directors of the Corporation, the personal liability of a director to the Corporation or its shareholders for monetary damages for breach of duty as a director shall be limited to the amount of the compensation received by the director for serving the Corporation during the year of the violation if such breach did not (A) involve a knowing and culpable violation of law by the director, (B) enable the director or an Associate, as defined in Conn. Gen. Stat. Section 33-840, to receive an improper personal economic gain, (C) involve a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Corporation, (D) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the Corporation, or (E) create liability under Conn. Gen. Stat. Section 33-757. The modification or repeal of this paragraph 8 shall not affect the restriction hereunder of a director’s personal liability for any act or omission occurring prior to such modification or repeal.

9. The Corporation shall indemnify, to the fullest extent permitted by Conn. Gen. Stat. Sections 33-770 to 33-778, as the same may be amended or supplemented, all directors and officers of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by said sections both as to action in his or her official capacity while holding such office and to action while serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person; provided, however, that the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only it such proceeding was authorized by the Board of Directors of the Corporation.

In connection with the indemnification provided herein and under any Bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, the Corporation shall pay or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if the requirements of Conn. Gen. Stat. Section 33-773 are satisfied with respect to such director or officer.

The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors, or otherwise and shall not be deemed to limit the ability of the Corporation to indemnify or advance expenses to any person pursuant to contract, any Bylaw, or a general or specific action of the Board of Directors consistent with applicable law.

10. The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation. This Certificate of Incorporation may be amended, altered, changed or repealed by a resolution adopted by the Board of Directors and, if shareholder approval is required by the Connecticut Business Corporation Act, the approval at a meeting of the shareholders of the Corporation by the affirmative vote of a majority of the votes entitled to be cast by each voting group entitled to vote on the matter, unless a greater vote is required.

The undersigned incorporator has executed this Certificate of Incorporation this 1st day of March, 1999.

/S/ BRIAN R. HASKELL
Brian R. Haskell
Sole Incorporator

The undersigned, on behalf of CT Corporation System, hereby accepts appointment as registered agent for the Corporation this 1st day March, 1999.

/S/ GARY SCAPPINI
Gary Scappini
Special Asst Sec.

3